Exhibit 5.1

June 1, 2018

Windstream Holdings, Inc.
4001 Rodney Parham Road
Little Rock, Arkansas 72212-2442

Re:	Proposed Sale of Up to $18,000,000 of Shares of Common Stock under Registration Statement on Form S-3

Ladies and Gentlemen:

We have served as counsel to Windstream Holdings, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company from time to time of shares of common stock, par value $0.0001 per share (the “Common Stock”), having an aggregate offering price of up to $18,000,000 (the “Shares”). The offering and sale of the Shares are covered by the registration statement on Form S-3 (together with all amendments thereto, the “Registration Statement”) filed on March 1, 2018 by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Shares are to be sold by the Company pursuant to the terms of the Equity Distribution Agreement, dated June 1, 2018, by and between the Company and Citigroup Global Markets Inc. (the “Equity Distribution Agreement”) and in the manner described in the Registration Statement, the base prospectus dated May 3, 2018 and the prospectus supplement (together with the base prospectus, the “Prospectus”) filed on June 1, 2018 by the Company with the Commission. The sales of the Shares under the Equity Distribution Agreement may be made in sales deemed to be “at-the-market offerings” as defined in Rule 415 under the Securities Act, including by sales made directly on or through the NASDAQ Global Select Market or another market for the Shares, sales made to or through a market maker other than on an exchange or otherwise, in negotiated transactions at market prices prevailing at the time of sale or at negotiated prices, or as otherwise agreed with the sales agent.

As counsel for the Company, we have examined the Equity Distribution Agreement, the Registration Statement, the Prospectus, the Company’s Amended and Restated Certificate of Incorporation, as amended to the date hereof, and currently in effect (the “Certificate of Incorporation”) and the Company’s bylaws, as well as originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have further assumed that, upon the issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Certificate of Incorporation. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Based upon the foregoing, and subject to the additional qualifications set forth below, it is our opinion that, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, the Prospectus, the Equity Distribution Agreement and the resolutions of the Board of Directors, the Shares will be validly issued, fully paid and non-assessable.

This opinion letter is based as to matters of law solely on the General Corporation Law of the State of Delaware, as currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “General Corporation Law of the State of Delaware, as currently in effect” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement relating to the offer and sale of the Shares, and may not be relied upon for any other purpose without our express written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated by the Commission.

Very truly yours,

/s/ KUTAK ROCK LLP